Exhibit 3

CONSENT OF RATING AGENCY

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139512 and 333-223785) pertaining to employee stock option plans of Elbit Systems Ltd. (the “Company”) of the unofficial translation of our Monitoring Report dated January 06, 2019, with respect to the Series A Notes issued by the Company, included in this current report on Form 6-K.

/s/ Eran Heimer
Eran Heimer, CEO
Midroog Ltd

Tel-Aviv, Israel,
January 06, 2019